                                                Filed Pursuant to Rule 424(b)(5)
                                   Registration File Nos. 33-61223 and 333-65217

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 21, 1998)

                                 [CENTEX LOGO]

                                  $135,000,000
                       SENIOR MEDIUM-TERM NOTES, SERIES A
                    SUBORDINATED MEDIUM-TERM NOTES, SERIES A
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                               CENTEX CORPORATION
                            2728 North Harwood Street
                               Dallas, Texas 75201
                                 (214) 981-5000
                         ------------------------------

THE ISSUER:  Centex Corporation is a Nevada corporation.

TERMS: We plan to offer and sell Senior and/or Subordinated Notes with various terms, including the following:

o     Ranking as senior or subordinated indebtedness            o    Interest at fixed or floating rates. The floating
      of Centex                                                      interest rate may be based on one or more of the
                                                                     following indices plus or minus a spread or spread
o     Stated maturities of nine months or more                       multiplier:
                                                                     o   CD rate
o     Redemption and/or repayment provisions, if                     o   CMT rate
      applicable, whether mandatory or at the option of              o   Commercial paper rate
      Centex or Noteholders                                          o   Eleventh district cost of funds rate
                                                                     o   Federal funds rate
o     Minimum denominations of $1,000 except for                     o   LIBOR
      Remarketed Notes which will be issued in                       o   Prime rate
      minimum denominations of $100,000                              o   Treasury rate

o     Interest payments on fixed rate Notes on each             o     Book-entry or certificated form
      March 1 and September 1
                                                                o    Interest on Remarketed Notes at the initial interest rate for
o     Interest payments on floating rate Notes on a                  the initial interest rate period specified in the pricing
      monthly, quarterly, semiannual or annual basis                 supplement and thereafter at rates established as described herein
o     Issuance at discounts to par, which may be
      significant. Discount Notes may not bear any
      interest



         The final terms for each Note, which may be different from the terms described in this Prospectus Supplement, will be specified in the applicable pricing supplement.

         Investing in the Notes involves certain risks. See "Risk Factors" on page S-3.
                         ------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

         We may sell Notes to the Agents as principal for resale at varying or fixed offering prices or through the Agents as agent using their reasonable efforts on our behalf. If we sell all the Notes, we expect to receive proceeds of between $133,987,500 and $134,831,250, after paying the Agent's discounts and commissions of between $168,750 and $1,012,500. We may also sell Notes without the assistance of the Agents (whether acting as principal or as agent).

                         ------------------------------

First Chicago Capital Markets, Inc.
           Credit Suisse First Boston
                          Morgan Stanley Dean Witter
                                     NationsBanc Montgomery Securities LLC
                                                      Warburg Dillon Read LLC

                         ------------------------------

                               November 13, 1998


                                                 TABLE OF CONTENTS
                                                                                                               Page
                                               PROSPECTUS SUPPLEMENT

THE COMPANY.......................................................................................................3

RISK FACTORS......................................................................................................3
         Structure Risks..........................................................................................3
         Tax Risks................................................................................................4
         Credit Ratings...........................................................................................4

DESCRIPTION OF NOTES..............................................................................................4
         General  ................................................................................................5
         Redemption at the Option of the Company..................................................................6
         Repayment at the Option of the Holder....................................................................7
         Certain Covenants of the Company.........................................................................8
         Defeasance Provisions....................................................................................8
         Interest ................................................................................................9
         Other/Additional Provisions; Addendum...................................................................18
         Discount Notes..........................................................................................18
         Indexed Notes...........................................................................................18
         Amortizing Notes........................................................................................19
         Book-Entry Notes........................................................................................19
         Multi-Currency and Indexed Notes........................................................................21
         Special Provisions Relating to Remarketed Notes.........................................................22

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS..........................................................30
         U.S. Holders............................................................................................31
         Non-U.S. Holders........................................................................................35
         Backup Withholding......................................................................................36

PLAN OF DISTRIBUTION.............................................................................................36

LEGAL OPINIONS...................................................................................................38

                                                    PROSPECTUS

ABOUT THIS PROSPECTUS.............................................................................................2

WHERE YOU CAN FIND MORE INFORMATION...............................................................................2

A WARNING ABOUT FORWARD-LOOKING STATEMENTS........................................................................2

THE COMPANY.......................................................................................................3

USE OF PROCEEDS...................................................................................................3

RATIO OF EARNINGS TO FIXED CHARGES................................................................................3

SUMMARY OF SELECTED FINANCIAL DATA................................................................................4

DESCRIPTION OF DEBT SECURITIES....................................................................................5
         General  ................................................................................................5
         Covenants................................................................................................6
         Payment and Transfer.....................................................................................6
         Senior Debt Securities...................................................................................6
         Subordinated Debt Securities.............................................................................7
         Global Certificates......................................................................................7
         Events of Default........................................................................................8
         Defeasance...............................................................................................9
         Consolidation, Merger or Sale...........................................................................10
         Modification of the Indentures..........................................................................10
         Certificates and Opinions to be Furnished to Trustee....................................................10
         Report to Holders of Debt Securities....................................................................10
         The Trustee.............................................................................................10

PLAN OF DISTRIBUTION.............................................................................................11
         By Agents...............................................................................................11
         By Underwriters.........................................................................................11
         Direct Sales............................................................................................11
         General Information.....................................................................................11
LEGAL OPINIONS...................................................................................................12
EXPERTS..........................................................................................................12

                                   THE COMPANY

         Centex Corporation (the "Company") is one of the nation's largest home builders, mortgage lenders and general building contractors. We currently operate in five principal business segments: Home Building, Investment Real Estate, Financial Services, Construction Products and Contracting and Construction Services. The Home Building business has expanded to include both Conventional Homes and Manufactured Homes. The Conventional Homes operations currently involve the construction and sale of single-family homes, town homes and low-rise condominiums and also include the purchase and development of land. In March 1997, we entered into the Manufactured Homes business when we acquired approximately 80% of the common stock of Cavco Industries, Inc. Manufactured Homes operations include the manufacture of quality residential and park model homes and their sale through company-owned retail outlets and a network of independent dealers. Investment Real Estate operations involve the acquisition, development and sale of land, the development of industrial, office, retail and other commercial projects and apartment complexes. Through our Financial Services operations, we offer financing of conventional and manufactured homes, home equity and sub-prime lending and the sale of title and other insurance coverages. These activities include mortgage origination and other related services for homes sold by our subsidiaries and by others. We also manufacture cement, gypsum wallboard and ready-mix concrete for distribution and sale through our Construction Products operations. Contracting and Construction Services activities involve the construction of buildings for both private and government interests, including office, commercial and industrial buildings, hospitals, hotels, museums, libraries, airport facilities and educational facilities. In April 1994, our construction products subsidiary, Centex Construction Products, Inc. ("CXP"), completed an initial public offering of 51% of its common stock. Principally as a result of stock repurchases by CXP, our ownership interest in CXP was 56.4% as of June 30, 1998.

         Our principal executive office is located at 2728 N. Harwood Street, Dallas, Texas 75201, and our telephone number is (214) 981-5000.


                                  RISK FACTORS

         Your investment in the Notes will include certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Notes is suitable for you. Notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of such Notes.

STRUCTURE RISKS

         General

         If you invest in Notes (as defined below) indexed to one or more interest rate, currency or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. Such risks include fluctuation of the indices or formulas and the possibility that you will receive a lower (or no) amount of premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of such risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the Notes contains a multiplier or leverage factor, the effect of any change in such index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

         Redemption

         If your Notes are redeemable at our option or are otherwise subject to mandatory redemption, we may (in the case of optional redemption) or must (in the case of mandatory redemption) choose to redeem such Notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

         Uncertain Trading Markets

         We cannot assure you that a trading market for your Notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market. These factors include:

         o complexity and volatility of the index or formula applicable to the Notes,

         o method of calculating the principal, premium and interest in respect of the Notes,

         o         time remaining to the maturity of the Notes,

         o         outstanding amount of the Notes,

         o         redemption features of the Notes,

         o amount of other debt securities linked to the index or formula applicable to the Notes, and

         o level, direction and volatility of market interest rates generally.

         In addition, certain Notes have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell such Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all. You should not purchase Notes unless you understand and know you can bear the foregoing investment risks.

TAX RISKS

         Some of the Notes will be issued at a significant discount from their aggregate principal amount at maturity. Consequently, the purchasers of such Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of any cash payment on the Notes to which the income is attributable. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the Federal income tax consequences to the holders of the Notes of the purchase, ownership, and disposition of the Notes.

CREDIT RATINGS

         The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of your Notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of your Notes.

                              DESCRIPTION OF NOTES

         The Notes will be issued as one or more series of Debt Securities, and will be either Senior Debt Securities or Subordinated Debt Securities of the Company. Whether an offering of Notes will constitute Senior Debt Securities ("Senior Notes") or Subordinated Debt Securities ("Subordinated Notes" and, together with the Senior Notes, the "Notes") of the Company will be set forth in a Pricing Supplement hereto for such offering. The Senior Notes are to be issued under an Indenture, dated as of October 1, 1998, as amended or modified from time to time (the "Senior Indentures"), between the Company and Chase Bank of Texas, National Association, as trustee (the "Trustee"), and the Subordinated Notes are to be issued under an Indenture, dated as of March 12, 1987, as amended or modified from time to time (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indenture"), between the Company and the Trustee (successor to Texas Commerce Bank, National Association). The Indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indentures does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indentures. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indentures, as the case may be. The term "Debt Securities," as used in this Prospectus Supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indentures. The following description of Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement.

         The Company has previously sold, through the Agents, $65,000,000 aggregate principal amount of Notes constituting Senior Debt Securities (the "Existing Notes") pursuant to a prospectus and prospectus supplement dated October 21, 1998 and related pricing supplements. The offering of Notes pursuant to this Prospectus Supplement represents a continuation of such offering. The Existing Notes were issued in accordance with, and are subject to, all the terms, provisions and conditions applicable to the Notes described herein and in the accompanying Prospectus.

GENERAL

         All Senior Debt Securities, including the Senior Notes, issued and to be issued under the Senior Indenture will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         All Subordinated Debt Securities, including the Subordinated Notes, issued and to be issued under the Subordinated Indenture will be unsecured and will be subordinated as set forth under "Description of Debt Securities--Subordinated Debt Securities" in the attached Prospectus. As of September 30, 1998, the Company had approximately $552.4 million principal amount of senior debt outstanding to third party creditors.

          Because the Company conducts its business through subsidiaries, the Company's rights and the rights of its creditors, including the holders of Notes, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. Moreover, the ability of the Company to pay principal of and interest on the Notes is, to a large extent, dependent upon the payment to it of dividends, interest or other amounts by subsidiaries of the Company. As of June 30, 1998, subsidiaries of the Company had approximately $1.3 billion principal amount of debt outstanding to third party creditors, of which $971.2 million was secured by subsidiary assets, including approximately $957.3 million related to the Company's financial services operations. The Indentures do not contain any limitation on the ability of the Company to incur additional debt or on the ability of the Company's subsidiaries to incur additional debt to the Company or to unaffiliated third parties. In addition, in connection with managing the working capital needs of the Company and its subsidiaries, from time to time the Company borrows funds and lends funds to its subsidiaries. The Company's indebtedness to its subsidiaries will rank pari passu in right of payment to the Senior Notes and will rank senior in right of payment to the Subordinated Notes.

         The Indentures do not limit the aggregate initial offering price of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate initial offering price from time to time authorized by the Company for each series. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indentures in addition to the $200,000,000 aggregate initial offering price of Notes (including the Existing Notes) authorized as of the date of this Prospectus Supplement.

         The Senior Indenture contains certain restrictive covenants with respect to liens and the sale or lease of the Company's assets. See "Certain Covenants of the Company." The Subordinated Indenture does not contain similar covenants.

         The Notes are currently limited to up to $200,000,000 (including the Existing Notes) aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies. Each Note will mature on any day nine months or more from its date of issue (the "Stated Maturity Date"), as specified in the applicable Pricing Supplement, unless the principal thereof (or any installment of principal thereof) becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at the option of the Company, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal of such Note repayable on such date). Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. The Company may also issue Discount Notes, Indexed Notes and Amortizing Notes (as such terms are hereinafter defined).

         The Notes may be issued as Notes which will initially bear interest at a fixed rate or floating rate as set forth in the applicable Pricing Supplement through the date set forth in the applicable Pricing Supplement (the "Initial Interest Rate") and for each interest rate period (each an "Interest Rate Period") thereafter. Remarketed Notes will bear interest at a fixed or floating rate as described under "Special Provisions Relating to Remarketed Notes" ("Remarketed Notes"). Unless otherwise specified in the applicable Pricing Supplement, Remarketed Notes will not be subject to optional redemption by the Company or repayment at the option of the Holders thereof prior to the expiration of the applicable Initial Interest Rate Period. After the Initial Interest Rate Period, Remarketed Notes may bear interest for any Interest Rate Period in the Short Term Mode or the Long Term Mode as determined by the Company. See "Special Provisions Relating to Remarketed Notes."

         Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, United States dollars. References herein to "United States dollars," "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

         Interest rates offered by the Company with respect to the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company.

         Except as provided below in this paragraph concerning Remarketed Notes, each Note will be issued as a Book-Entry Note represented by one or more fully registered Global Securities or as a fully registered Certificated Note. The minimum denominations of each Note other than a Remarketed Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Remarketed Notes will be issued only as Book-Entry Notes in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

         Payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See "--Book-Entry Notes." In the case of Certificated Notes, payment of principal and premium, if any, due on the Maturity Date will be made in immediately available funds upon presentation and surrender thereof (and, in the case of any repayment on an Optional Repayment Date, upon submission of a duly completed election form in accordance with the provisions described below) at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at Chase Global Trust, 450 W. 33rd, 15th Floor, New York, New York 10001. Payment of interest, if any, due on the Maturity Date of a Certificated Note will be made to the person to whom payment of the principal thereof and premium, if any, thereon shall be made. Payment of interest, if any, due on a Certificated Note on any Interest Payment Date (as hereinafter defined) other than the Maturity Date will be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of the Company. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Certificated Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder.

         As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York or the City of Dallas; provided, however, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day. "London Business Day" means a day on which dealings in the Designated LIBOR Currency (as hereinafter defined) are transacted in the London interbank market.

         "Principal Financial Center" means the capital city of the country to which the Designated LIBOR Currency relates (or, in the case of the ECU, Luxembourg), except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, London, Johannesburg and Zurich, respectively.

         Book-Entry Notes may be transferred or exchanged only through the Depositary. See "--Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at Chase Global Trust, 450 W. 33rd, 15th Floor, New York, New York 10001. No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the applicable Indenture not involving any transfer).

REDEMPTION AT THE OPTION OF THE COMPANY

         Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity Date only if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum authorized denomination applicable thereto), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued thereon to the date of redemption, on written notice given to the Holders thereof not more than 60 nor less than 20 calendar days prior to the date of redemption and in accordance with the provisions of the applicable Indenture. "Redemption Price," with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. Remarketed Notes may be redeemable at the option of the Company as set forth under "Special Provisions Relating to Remarketed Notes." For a discussion of the redemption of Discount Notes, see "--Discount Notes."

REPAYMENT AT THE OPTION OF THE HOLDER

         The Notes will be repayable by the Company at the option of the Holders thereof prior to the Stated Maturity Date only if one or more Optional Repayment Dates are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum authorized denomination applicable thereto), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued thereon to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at Chase Global Trust, 450 W. 33rd, 15th Floor, New York, New York 10001, not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable. Remarketed Notes may be repayable by the Company at the option of the Holders thereof as set forth under "Special Provisions Relating to Remarketed Notes." For a discussion of the repayment of Discount Notes, see "--Discount Notes."

         Only the Depositary may exercise the repayment option in respect of Global Securities representing Book- Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant (as hereinafter defined) through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "--Book-Entry Notes."

         If applicable, the Company will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any such repayment.

         The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

CERTAIN COVENANTS OF THE COMPANY

         The following covenants apply only to the Senior Notes as a series of securities under the Senior Indenture.

         Limitation on Liens. The Company will not and will not permit any subsidiary (other than Centex Financial Services, Inc. and its subsidiaries) to issue, assume or guarantee any indebtedness for borrowed money if such borrowed money is secured by a mortgage, pledge, security interest, lien or other encumbrance (a "Lien") upon or with respect to any of the properties or assets of the Company or any such subsidiary or on any shares of capital stock or other equity interests of any subsidiary that owns property or assets (other than Centex Financial Services, Inc. and its subsidiaries), whether, in each case, owned at the date of the Senior Indenture or thereafter acquired, unless
(a) the Company makes effective provision whereby the Senior Notes of that series shall be secured equally and ratably with any and all borrowed money thereby secured, or (b) the aggregate amount of all such secured borrowings of the Company and its subsidiaries, together with all Attributable Debt (as defined in the Indenture) in respect of Sale and Lease-Back Transactions existing at such time (with the exception of transactions which are not subject to the limitation described in "Limitation on Sale and Lease- Back Transactions" below), would not exceed 20% of the Consolidated Net Tangible Assets (as defined in the Senior Indenture) of the Company and its subsidiaries, as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of the Company.

         Such limitation will not apply to (a) any Lien existing on any of the Company's properties or assets or shares of capital stock or other equity interests at the date of the Senior Indenture, (b) any Lien created by a subsidiary in favor of the Company or any wholly-owned subsidiary, (c) any Lien existing on any asset of any corporation or other entity (or on any accession or improvement to such asset or any proceeds thereof) at the time such corporation or other entity becomes a subsidiary or at the time such corporation is merged or consolidated with or into the Company or a subsidiary,
(d) any Lien on any asset existing at the time of acquisition thereof (or on any accession or improvement to such asset or any proceeds thereof), (e) any Lien on any asset (or on any accession or improvement to such asset or any proceeds thereof) securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after the acquisition or improvement thereof, (f) any Lien incurred in connection with pollution control, industrial revenue or any similar financing, (g) any refinancing, extension, renewal or replacement of any of the Liens described in this paragraph if the principal amount of the Indebtedness secured thereby is not increased and is not secured by any additional assets, or (h) any Lien imposed by law.

         Limitation on Sale and Lease-Back Transactions. Neither the Company nor any subsidiary may enter into any arrangement with any person (other than the Company) providing for the leasing by the Company or a subsidiary of any of its properties or assets (except for temporary leases for a term of not more than three years and except for sales and leases of model homes), which property has been or is to be sold or transferred by the Company or a subsidiary to such person (herein referred to as a "Sale and Lease-Back Transaction").

         Such limitation will not apply to any Sale and Lease-Back Transaction if (a) the net proceeds to the Company or such subsidiary from the sale or transfer are equal to or exceed the fair value (as determined by the Board of Directors, the Chairman of the Board, the Vice Chairman, the President or the principal financial officer of the Company) of the property so leased, (b) the Company or such subsidiary would be entitled to incur indebtedness secured by a Lien on the property to be leased as described in "Limitation on Liens" above,
(c) the Company, within 180 days of the effective date of any such Sale and Lease-Back Transaction, applies an amount equal to the fair value (as so determined) of the property so leased to the retirement of Funded Indebtedness (as defined in the Senior Indenture) of the Company, (d) such Sale and Lease-Back Transaction relates to a sale which occurs within 180 days from the date of acquisition of such property by the Company or a subsidiary or the date of the completion of construction or commencement of full operations on such property, whichever is later, or (e) such transaction was consummated prior to the date of the Senior Indenture.

DEFEASANCE PROVISIONS

         The Indentures provide that the Company will be discharged from any and all obligations in respect of the Notes of the applicable series (except for certain obligations to register the transfer or exchange of Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of, premium, if any, and interest on and any mandatory sinking fund payments in respect of any of the Notes of such series on the stated maturity of such payments, or on any redemption date established for such Notes, in accordance with the terms of the applicable Indenture and such Notes. Such discharge may only occur if the Company has delivered to the Trustee an opinion of counsel based on a change in law occurring after the issue dates of the Notes or a United States Internal Revenue Service ruling to the effect that such a discharge will not cause the Holders of such Notes to recognize income, gain or loss for Federal income tax purposes and will be subject to Federal income tax in the same amount and in the same manner and at the same times, as would have been the case if such discharge had not occurred.

         The Company may omit to comply with the covenants described under the heading "Certain Covenants of the Company" above under the circumstances described herein only with respect to the Senior Notes of each series. The Company, in order to exercise such option, will be required to deposit with the Trustee, in trust, money and/or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of, premium, if any, and interest on and any mandatory sinking fund payments in respect of any of the Senior Notes of such series on the stated maturity of such payments in accordance with the terms of the Senior Indenture and such Senior Notes. Such covenant defeasance may only occur if the Company has delivered to the Trustee an opinion of counsel satisfactory to the Trustee to the effect that the covenant defeasance and related deposit will not cause the Holders of such series to recognize income, gain or loss for federal income tax purposes and that the Holders will be subject to Federal income tax in the same amount and in the same manner and at the same times, as would have been the case if such covenant defeasance and related deposit had not occurred.

INTEREST

         General

         Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly provided for. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

         Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date (as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" for Notes other than Remarketed Notes shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date; and (ii) a "Record Date" for Remarketed Notes shall be as set forth under "Special Provisions Relating to Remarketed Notes."

         For information with respect to interest on Remarketed Notes, see "Special Provisions Relating to Remarketed Notes."

         Fixed Rate Notes

         Interest on Fixed Rate Notes will be payable on March 1 and September 1 of each year or on such other date(s) specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Fixed Rate Notes) and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

         If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

         Floating Rate Notes

         Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate,
(vi) LIBOR, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Dates, Interest Payment Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Designated LIBOR Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

         The interest rate borne by the Floating Rate Notes will be determined as follows:

                  (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," or as having an Addendum attached or having "Other/Additional Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

                  (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect (the "Fixed Interest Rate") for the period commencing on a date specified in the applicable Pricing Supplement (the "Fixed Rate Commencement Date") to the Maturity Date shall be the interest rate so specified in the applicable Pricing Supplement or, if no such rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

                  (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as defined below or in the applicable Pricing Supplement, such Inverse Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

         The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

         Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

         The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);
(iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

         The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined by the Calculation Agent (as hereinafter defined) as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as hereinafter defined), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated on such Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as hereinafter defined); and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Designated LIBOR Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless such Monday is a legal holiday, in which case the auction is normally held on the immediately succeeding Tuesday although such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday; provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

         Notwithstanding the foregoing, a Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by Texas law, as the same may be modified by United States law of general application.

         Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Floating Rate Notes) and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

         All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

         With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable Pricing Supplement applied.

         Unless otherwise specified in the applicable Pricing Supplement, Chase Bank of Texas, National Association, will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note.

Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

         Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

         CD RATE. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) (as hereinafter defined) under the heading "CDs (secondary market)" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published in H.15 Daily Update (as hereinafter defined), or such other recognized electronic source used for the purpose of displaying such rate, under the caption "CDs (secondary market)." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

         "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

         "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

         CMT RATE. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date falls. If such rate is no longer displayed on the relevant page or is not so displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in

H.15(519). If such information is not so provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

         "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no such page is specified in the applicable Pricing Supplement, page 7052.

         "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable Pricing Supplement, 2 years.

         COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "Commercial Paper-Nonfinancial" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper-Nonfinancial." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the

Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

         "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:


Money Market Yield =                D x 360          X  100
                             ---------------------
                                 360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

         ELEVENTH DISTRICT COST OF FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. (or any successor service) on page 7058 ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

         FEDERAL FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", as such rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 120 ("Telerate Page 120"), or, if such rate does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)." If such rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

         LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

                  (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date; or (b) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

                  (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in such Principal Financial Center selected by the Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

         "Designated LIBOR Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated or, if no such currency or composite currency is specified in the applicable Pricing Supplement, United States dollars.

         "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

         PRIME RATE. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the caption "Bank Prime Loan" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Prime Rate Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agents) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

         "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

         TREASURY RATE. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement under the caption "AVGE INVEST YIELD" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 ("Telerate Page 56") or page 57 ("Telerate Page 57") or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not so published by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER/ADDITIONAL PROVISIONS; ADDENDUM

         Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity Date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and described in the applicable Pricing Supplement.

DISCOUNT NOTES

         The Company may from time to time offer Notes ("Discount Notes") that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity Date. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of such Discount Note will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Discount Note (if applicable), multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest accrued thereon to the date of such redemption, repayment or acceleration of maturity, as the case may be.

         Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as hereinafter defined), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounding period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Considerations".

INDEXED NOTES

         The Company may from time to time offer Notes ("Indexed Notes") with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies relative to an indexed currency or to other items, in each case as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement. See also "Risk Factors."

AMORTIZING NOTES

         The Company may from time to time offer Notes ("Amortizing Notes") with the amount of principal thereof and interest thereon payable in installments over the term of such Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30- day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

BOOK-ENTRY NOTES

         The Company has established a depositary arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

         Upon issuance, all Book-Entry Notes of like tenor and terms up to $200,000,000 aggregate principal amount will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

         So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indentures. Except as otherwise provided below, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders thereof for any purpose under the Indentures, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indentures. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

         Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book- Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities or the Company becomes aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case, the Company shall not have appointed a successor to the Depositary within 60 calendar days thereafter, (ii) the Company, in its sole discretion, determines that the Global Securities shall be exchangeable for Certificated Notes or (iii) an Event of Default shall have occurred and be continuing with respect to the Notes under the Indentures. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

         The following is based on information furnished by the Depositary:

                  The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

                  The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

                  Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

                  To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                  Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

                  Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

                  If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

                  A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

                  The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

                  The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

         Management of the Depositary is aware that some computer applications, systems and programs for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries and settlement of trades within the Depositary ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

         However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

         According to the Depositary, the foregoing information with respect to the Depositary has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

         The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any Agent takes any responsibility for the accuracy thereof.

MULTI-CURRENCY AND INDEXED NOTES

         If any Note is not to be denominated in U.S. dollars, certain provisions with respect thereto will be set forth in a foreign currency Prospectus Supplement (a "Multi-Currency and Indexed Note Prospectus Supplement") and applicable Pricing Supplement which will specify the currency or currencies, including composite currencies such as the European Currency Unit, in which the principal, premium, if any, and interest with respect to such Note are to be paid (the "Specified Currency"), along with any other terms relating to the non-U.S. dollar denomination.

         The Notes also may be issued with the principal amount payable at maturity to be determined with reference to the exchange rate of a Specified Currency relative to an indexed currency (the "Indexed Currency"), each as set forth in the Multi-Currency and Indexed Note Prospectus Supplement and an applicable Pricing Supplement. Holders of such Notes may receive a principal amount at maturity (or upon redemption or repayment, if applicable) that is greater than or less than the face amount of the Note depending upon the relative value at maturity of the Specified Currency compared to the Indexed Currency. Information as to the method for determining the principal amount payable at maturity (or upon redemption or repayment, if applicable), the relative value of the Specified Currency compared to the applicable Indexed Currency and certain additional risks and tax considerations associated with investment in Indexed Notes will be set forth in the applicable Multi-Currency and Indexed Note Prospectus Supplement.

SPECIAL PROVISIONS RELATING TO REMARKETED NOTES

         The following description of the terms of the Remarketed Notes supplements the description of the Notes set forth above under "Description of Notes" with respect to Notes issued as Remarketed Notes.

         Interest

         GENERAL. Each Remarketed Note initially will earn interest at the Initial Interest Rate for the Initial Interest Rate Period specified in the applicable Pricing Supplement. Thereafter, unless otherwise specified in the applicable Pricing Supplement, each Remarketed Note will earn interest at the Company's option in either the Short Term Rate Mode or the Long Term Rate Mode (collectively, "Interest Rate Modes"), in each case as described below under "Interest Rate Modes." A Remarketed Note will have Interest Rate Periods of 365 days or less ("Short Term Rate Periods") if in the Short Term Rate Mode and more than 365 days ("Long Term Rate Periods") if in the Long Term Rate Mode. Unless otherwise specified in the applicable Pricing Supplement, each Remarketed Note may bear interest at different rates and have different Interest Rate Modes, Interest Rate Periods and other terms as described herein.

         Following the Initial Interest Rate Period, the interest rate for each Remarketed Note will be established by a remarketing agent (the "Remarketing Agent") selected by the Company or otherwise as specified herein. While a Remarketed Note is in the Short Term Rate Mode, it will earn interest during each Short Term Rate Period at fixed rates established by the Remarketing Agent on the first day of such Short Term Rate Period as described below under "Interest--Determination of Interest Rates, Spreads and Spread Multipliers." While a Remarketed Note is in the Long Term Rate Mode, it will earn interest during each Long Term Rate Period at fixed rates established by the Remarketing Agent prior to the commencement of such Long Term Rate Period and/or rates established in the Interest Rate Adjustment Date (as defined below) for such Long Term Rate Period and reset at intervals established by the Remarketing Agent with the consent of the Company prior to the commencement of such Long Term Rate Period by reference to an Interest Rate Basis or Interest Rate Bases established by the Company prior to the commencement of such Long Term Rate Period as adjusted by a Spread, if any, and a Spread Multiplier, if any, established prior to the commencement of such Long Term Rate Period by the Remarketing Agent, in each case as specified below under "Interest-Determination of Interest Rates, Spreads and Spread Multipliers." and "--Determination of Floating Interest Rates."

         Interest on each Remarketed Note during the Initial Interest Rate Period will be payable on the Interest Payment Dates to holders on the applicable Record Dates. Unless otherwise specified in the applicable Pricing Supplement, the Record Date during the Initial Interest Rate Period will be the Business Day next preceding the applicable Interest Payment Date during such period. Thereafter, unless otherwise specified in the applicable Pricing Supplement, the Record Date for each Interest Payment Date will be (y) in the case of each Short Term Rate Period, the Business Day next preceding such Interest Payment Date, and (z) in the case of each Long Term Rate Period, the fifteenth day (whether or not a Business day) prior to such Interest Payment Date. Also, after the Initial Interest Rate Period, unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for Remarketed Notes will be determined as follows; (i) interest with respect to each Short Term Rate Period will be payable on the Business Day next following such Short Term Rate Period; and (ii) interest with respect to each Long Term Rate Period will be payable no less frequently than semiannually on such dates as are established by the Remarketing Agent prior to the commencement of each Long Term Rate Period in the case of a fixed interest rate, and as described below under "--Determination of Floating Interest Rates" in the case of a floating interest rate.

         Interest on each Remarketed Note will be computed during the Initial Interest Rate Period as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, (i) interest earned during a Short Term Rate Period and interest earned at a floating rate during a Long Term Rate Period will be computed on the basis of actual days elapsed over 360 (or over the actual number of days in the year if an applicable Interest Rate Basis is the CMT Rate or Treasury Rate), and (ii) interest on Remarketed Notes bearing interest at a fixed rate during a Long Term Rate Period will be computed on the basis of a year of 360 days consisting of twelve 30-day months.

         All percentages resulting from any calculation of floating interest rates on Remarketed Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or
 .0987655)), and all amounts used in or resulting from such calculation of floating interest rates on Remarketed Notes will be rounded to the nearest cent, or, in the case of a foreign or composite currency, to the nearest unit (with one-half cent or unit being rounded upward).

         Payments of principal of, and interest on, Remarketed Notes will be made by the Company through the Trustee to the Depositary. See "Description of Notes--Book-Entry Notes" above and "-- Purchase and Redemption of Remarketed Notes--Special Mandatory Purchase" below.

         DETERMINATION OF INTEREST RATES, SPREADS AND SPREAD MULTIPLIERS. The interest rate and, in the case of a floating interest rate, the Spread (if any) and the Spread Multiplier (if any) for each Remarketed Note following the Initial Interest Rate Period will be adjusted by the Remarketing Agent on the first day of each succeeding Interest Rate Period, which must be a Business Day (each, an "Interest Rate Adjustment Date"), and will be the minimum interest rate and, in the case of a floating interest rate, Spread (if any) and Spread Multiplier (if any) necessary in the judgment of the Remarketing Agent to produce a par bid in the remarketing of such Remarketed Note for such Interest Rate Period. Each remarketing will take place at the times described below under "--Interest Rate Modes." The floating interest rate for any Long Term Rate Period for any Remarketed Note will be determined in the manner discussed below under "--Determination of Floating Interest Rates."

         In the event that (i) the Remarketing Agent for any Remarketed Note has been removed or has resigned and no successor has been appointed, or (ii) the Remarketing Agent for such Remarketed Note has failed to announce the appropriate interest rate, Spread or Spread Multiplier, as the case may be, on the Interest Rate Adjustment Date for such Remarketed Note for whatever reason, or (iii) the appropriate interest rate, Spread, Spread Multiplier or Interest Rate Period cannot be determined for such Remarketed Note for whatever reason, then in each case (x) the Interest Rate Period for such Remarketed Note will be converted automatically to a Weekly Rate Period (a Short Term Rate Period described below) and the rate of interest thereon will be equal to the rate per annum announced by The First National Bank of Chicago (or such other nationally recognized bank located in the United States as the Company may select and notify the Trustee in writing) as its prime lending rate (such rate of interest being referred to herein as the "Special Interest Rate") and (y) such Remarketed Note will be subject to Special Mandatory Purchase. See "--Purchase and Redemption of Remarketed Notes" below.

         After any Interest Rate Adjustment Date, any beneficial owner of Remarketed Notes ("Beneficial Owner") may contact the Trustee or the Remarketing Agent in order to be advised of the following information relating to the terms established for such Remarketed Notes on such Interest Rate Adjustment Date: the interest rate and, in the case of a floating interest rate, Interest Rate Basis or Bases, Spread (if any) and Spread Multiplier (if any), and in each case the other terms applicable to such Beneficial Owner's Remarketed Notes. Except as described below under "--Determination of Floating Interest Rates" with respect to Remarketed Notes earning interest at floating rates, no notice of the applicable interest rate, Spread (if any) or Spread Multiplier (if any) will be given to Beneficial Owners.

         The interest rate, Spread (if any) and Spread Multiplier (if any) announced by the Remarketing Agent, as well as the other matters disclosed to holders and prospective purchasers of Remarketed Notes as described below under "--Determination of Floating Interest Rates," absent manifest error, will be binding and conclusive upon the Beneficial Owners, the Company and the Trustee.

         Interest Rate Modes

         The Short Term Rate Mode and the Long Term Rate Mode, and conversion from one Interest Rate Mode to another and among Interest Rate Periods within a particular Interest Rate Mode, are described below.

         SHORT TERM RATE MODE. The Interest Rate Period for each Remarketed Note in the Short Term Rate Mode will be a Short Term Rate Period, which will be a period of not less than one nor more than 365 consecutive calendar days, as determined by the Company (as described below under "--Conversion Between Short Term Rate Periods") or, if not so determined, a Weekly Rate Period. Each Short Term Rate Period will commence on the Interest Rate Adjustment Date therefor and end on the day next preceding the date specified by such Remarketing Agent as the first day of the next Interest Rate Period for such Remarketed Note, which day must be a Business Day and will be the Interest Adjustment Date for such next Interest Rate Period. The interest rate for any Short Term Rate Period relating to a Remarketed Note will be a fixed rate determined not later than 12:00 p.m., New York City time, on the Interest Rate Adjustment Date for such Short Term Rate Period.

         A Weekly Rate Period is a Short Term Rate Period and will be a period of seven days commencing on any Interest Rate Adjustment Date and ending on the day next preceding the first day of the next Interest Rate Period for such Remarketed Note.

         LONG TERM RATE MODE. The Interest Rate Period for each Remarketed Note in the Long Term Rate Mode will be a Long Term Rate Period, which will be a period of more than 365 consecutive days and not exceeding the remaining term of such Remarketed Note established by the Company upon notice to the Remarketing Agent and the Trustee not less than eleven (11) Business Days prior to the applicable Interest Rate Adjustment Date. Each Long Term Rate Period will commence on the Interest Rate Adjustment Date therefor and end on the day next preceding the date specified by such Remarketing Agent as the first of the next Interest Rate Period for such Remarketed Note, which day must be a Business Day and will be the Interest Adjustment Date for such next Interest Rate Period; however, the last day of each Long Term Rate Period must end on the day prior to the last Interest Payment Date for such period. The interest rate for any Long Term Rate Period for a Remarketed Note will be a fixed rate or a floating rate determined not later than 4:00 p.m., New York City time, on the third Business Day next preceding the Interest Rate Adjustment Date for such Long Term Rate Period.

         Determination of Floating Interest Rates

         The floating interest rate for any Long Term Rate Period for any Remarketed Note will be determined as provided above under "Description of Notes-Interest" with respect to Floating Rate Notes, modified as set forth below or in the applicable Floating Interest Rate Notice (as defined below).

         Unless otherwise specified in the applicable Pricing Supplement, a floating interest rate described below will apply to any Long Term Rate Period for a Remarketed Note specified by the Company upon receipt by the Trustee and the Remarketing Agent for such Remarketed Note of a notice in or confirmed in writing (the "Floating Interest Rate Notice") from the Company not less than eleven (11) Business Days prior to the Interest Rate Adjustment Date for such Long Term Rate Period. Each Floating Interest Rate Notice must identify by CUSIP number or otherwise each Remarketed Note to which it relates and the Long Term Rate Period to which it relates. Each Floating Interest Rate Notice must also state whether the floating interest rate is a "Regular Floating Rate," a "Floating Rate/Fixed Rate" or an "Inverse Floating Rate," the Fixed Rate Commencement Date, if applicable, the Interest Rate Basis or Bases, the Initial Interest Reset Date, the Interest Reset Period and Dates, the Interest Payment Period and Dates, the Index Maturity and the Maximum Interest Rate and/or Minimum Interest Rate, if any, as such terms are defined above under "Description of Notes-Interest." If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the Floating Interest Rate Notice will also specify the Index Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively.

         Except as set forth herein or in the applicable Floating Interest Rate Notice, the interest rate in effect on each day during such Long Term Rate Period shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding such Interest Reset date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

         The applicable floating interest rate on Remarketed Notes during any Long Term Rate Period will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may include (i) the CD

Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate, (vi) LIBOR, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Floating Interest Rate Notice; provided, however, in the case of a Floating Rate/Fixed Rate, the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the last day of such Long Term Rate Period will be the Fixed Interest Rate, if such rate is specified by the Remarketing Agent or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

         Except as provided below or in the applicable Floating Interest Rate Notice, interest will be payable, in the case of floating interest rates which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Floating Interest Rate Notice; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Floating Interest Rate Notice; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Floating Interest Rate Notice and, in each case, on the Business Day immediately following the applicable Long Term Rate Period. If any Interest Payment Date for the payment of interest at a floating rate (other than following the end of the applicable Long Term Rate Period) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that if LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

         Unless otherwise specified in the applicable Floating Interest Rate Notice, the Calculation Agent shall determine each Interest Rate Basis in accordance with the provision set forth above under "Description of Notes-Interest." Upon request of the Beneficial Owner of any Remarketed Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Remarketed Note.

         Conversion

         CONVERSION BETWEEN SHORT TERM RATE PERIODS. Each Remarketed Note in a Short Term Rate Period may be remarketed into the same Interest Rate Period or converted at the option of the Company to a different Short Term Rate Period on any Interest Rate Adjustment Date upon receipt by the Remarketing Agent and the Trustee of a notice, which will be in or promptly confirmed in writing (which includes facsimile or appropriate electronic media), from the Company (a "Conversion Notice") prior to 9:30 a.m., New York City time, or the remarketing of such Remarketed Note, whichever later occurs, on such Interest Rate Adjustment Date.

         CONVERSION FROM THE SHORT TERM RATE MODE TO THE LONG TERM RATE MODE. Each Remarketed Note in the Short Term Rate Mode may be converted at the option of the Company to the Long Term Rate Mode on any Interest Rate Adjustment Date upon receipt not less than eleven (11) Business Days prior to such Interest Rate Adjustment Date by the Remarketing Agent and the Trustee of a Conversion Notice from the Company.

         CONVERSION BETWEEN LONG TERM RATE PERIODS OR FROM THE LONG TERM RATE MODE TO THE SHORT TERM RATE MODE. Each Remarketed Note in a Long Term Rate Period may be remarketed in the same Interest Rate Period or converted at the option of the Company to a different Long Term Rate Period or from the Long Term Rate Mode to the Short Term Rate Mode on any Interest Rate Adjustment Date for such Remarketed Note upon receipt by the Trustee and the Remarketing Agent for such Remarketed Note of a Conversion Notice from the Company not less than eleven (11) Business Days prior to such Interest Rate Adjustment Date.

         CONVERSION NOTICE. Each Conversion Notice must state each Remarketed Note to which it relates and the new Interest Rate Modes (if applicable), the new Interest Rate Period (which, if not so stated, shall be the Weekly Rate Period), the date of the applicable conversion (the "Conversion Date") and, with respect to any Long Term Rate Period, any optional redemption or repayment terms for each such Remarketed Note. If the Company revokes a Conversion Notice or the Trustee and the Remarketing Agent fail to receive a Conversion Notice from the Company by the specified date in advance of the Interest Rate Adjustment Date for a Remarketed Note, the Remarketed Note shall be converted automatically to the Weekly Rate Period.

         Revocation or Change of Conversion Notice or Floating Interest Rate Notice

         The Company may, upon written notice (which includes facsimile or appropriate electronic media) received by the Remarketing Agent and the Trustee, revoke any Conversion Notice or Floating Interest Rate Notice, change any Interest Rate Mode or Interest Rate Period or any optional redemption terms specified in any Conversion Notice or change any Floating Interest Rate Notice not later than (i) 9:30 a.m., New York City time, on the Conversion Date with respect to any attempted conversion of the applicable Remarketed Note to a Short Term Rate Period, or (ii) 4:00 p.m., New York City time, on the third Business Day next preceding the Conversion Date with respect to any attempted conversion of the applicable Remarketed Note to or establishment of a floating interest rate for, a Long Term Rate Period.

         Tender of Remarketed Notes

         Unless otherwise indicated in the applicable Pricing Supplement, any Remarketed Note bearing interest at the Initial Interest Rate or in the Long Term Rate Mode or the Short Term Rate Mode will be automatically tendered for purchase, or deemed tendered for purchase, on each Interest Rate Adjustment Date relating thereto and, if successfully remarketed, repurchased or redeemed on such date, each Beneficial Owner tendering Remarketed Notes will not be entitled to further interest thereon after such date. Remarketed Notes will be purchased on the Interest Rate Adjustment Date relating thereto as described below. See "Remarketing" below.

         Remarketing

         The Remarketing Agent for each Remarketed Note will use its reasonable efforts to remarket such Remarketed Note on behalf of the Beneficial Owner thereof at a price equal to 100% of the principal amount thereof. The Remarketing Agent may purchase tendered Remarketed Notes for its own account in a remarketing, but will not be obligated to do so. The Company may offer to purchase Remarketed Notes in a remarketing, provided that the interest rate established with respect to Remarketed Notes in such remarketing is not different from the interest rate that would have been established if the Company had not purchased such Remarketed Notes. Any Remarketed Notes for which the Company shall have given a notice of redemption or repayment to the Remarketing Agent and the Trustee shall not be included in a remarketing.

         INTEREST RATE ADJUSTMENT DATE; DETERMINATION OF INTEREST RATE. In connection with any Remarketed Note that is being remarketed into a Short Term Rate Period on the next Interest Rate Adjustment Date for such Remarketed Note, by 12:00 p.m., New York City time, on such Interest Rate Adjustment Date, the Remarketing Agent will determine the interest rate for such Remarketed Note being remarketed to the nearest one thousandth (0.001) of one percent per annum for the next Interest Rate Period.

         In connection with any Remarketed Note that is being remarketed into a Long Term Rate Period on the next Interest Rate Adjustment Date for such Remarketed Note, by 4:00 p.m., New York City time, on the third Business Day next preceding such Interest Rate Adjustment Date, the Remarketing Agent will determine the interest rate for such Remarketed Note to the nearest one thousandth (0.001) of one percent per annum for the next Interest Rate Period in the case of a fixed interest rate, and the Spread, if any, or the Spread Multiplier, if any, in the case of a floating interest rate; provided, that, if for any reason the Remarketing Agent is unable to determine such interest rate by such time, the next Interest Rate Period for such Remarketed Note shall be a Weekly Rate Period or such other Short Term Rate Period as the Company may determine by 9:30 a.m., New York City time, on such Interest Rate Adjustment Date.

         In determining the applicable interest rate for any Remarketed Note and other terms, the Remarketing Agent will, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable debt securities, (i) consider the principal amount of all Remarketed Notes of such series tendered or to be tendered on the applicable Interest Rate Adjustment Date and the principal amount of such Remarketed Notes prospective purchasers are or may be willing to purchase and (ii) contact, by telephone or otherwise, prospective purchasers and ascertain the interest rates therefor at which they would be willing to hold or purchase such Remarketed Notes.

         NOTIFICATION OF RESULTS, SETTLEMENT. By 12:30 p.m., New York City time, on the Interest Rate Adjustment Date for any Remarketed Notes, the Remarketing Agent will notify the Company and the Trustee in writing (which includes facsimile or appropriate electronic media) of (i) the interest rate or, in the case of a floating interest rate, the initial interest rate and the initial Interest Reset Date, the Spread and Spread Multiplier and in each case the Interest Rate Adjustment Date applicable to such Remarketed Notes for the next Interest Rate Period, (ii) the Interest Payment Dates (in the case of Remarketed Notes in the Long Term Rate Mode), (iii) the aggregate principal amount of tendered Remarketed Notes, (iv) the aggregate principal amount of such tendered Remarketed Notes which the Remarketing Agent was able to remarket, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon and (v) such other information as the Trustee may require for settlement purposes. Promptly thereafter, the Trustee will assign one or more CUSIP numbers to the Remarketed Notes and transmit to the Depositary, in accordance with the Depositary's procedures in effect from time to time, such information as the Depositary may require.

         By telephone at approximately 1:00 p.m., New York City time, on such Interest Rate Adjustment Date, the Remarketing Agent will advise each purchaser of such Remarketed Notes (or the Participant of each such purchaser who it is expected in turn will advise such purchaser) of the principal amount of such Remarketed Notes that such purchaser is to purchase.

         As long as the Depositary's nominee holds the certificates representing any Remarketed Notes in the book entry system of the Depositary, no certificates for such Remarketed Notes will need to be delivered by any selling Beneficial Owner to reflect any transfer of such Remarketed Notes effected in any remarketing and the following procedures will apply.

         Each purchaser of Remarketed Notes in a remarketing will be required to give instructions to its Participant to pay the purchase price therefor in same day funds to the Remarketing Agent by 3:00 p.m., New York City time, on the Interest Rate Adjustment Date pending delivery of the principal amount of such Remarketed Notes by book entry through the Depositary by the close of business on the Interest Rate Adjustment Date. The Remarketing Agent will use its reasonable efforts to cause to be made payment of such amount to the Trustee.

         All tendered Remarketed Notes will be automatically delivered to the account of the Trustee, by book entry through the Depositary pending payment of the purchase price or redemption price therefor, on the Interest Rate Adjustment Date relating thereto.

         Subject to receipt of funds form the purchaser or the Company, as the case may be, the Trustee will make payment to the Depositary, which will make payment to the Participant of each Beneficial Owner tendering Remarketed Notes subject to a remarketing, by book entry through the Depositary by the close of business on the Interest Rate Adjustment Date against delivery through the Depositary of such Beneficial Owner's tendered Remarketed Notes, of: (i) the purchase price for tendered Remarketed Notes that have been sold in the remarketing, and (ii) if any such Remarketed Notes were purchased pursuant to a Special Mandatory Purchase, the purchase price of such Remarketed Notes plus, in each case, accrued interest, if any, to such date.

         The transactions described above for a remarketing of any Remarketed Notes will be executed on the Interest Rate Adjustment Date for such Remarketed Notes through the Depositary in accordance with the procedures of the Depositary, and the accounts of the respective Participants will be debited and credited and such Remarketed Notes delivered by book entry as necessary to effect the purchases and sales thereof, in each case as determined in the related remarketing. See "Description of Notes--Book-Entry Notes."

         Except as otherwise set forth herein under "--Purchase and Redemption of Remarketed Notes" below, any Remarketed Notes rendered in a remarketing will be purchased solely out of the proceeds received from purchasers of such Remarketed Notes in such remarketing, and neither the Remarketing Agent for such Remarketed Notes, the

Trustee nor the Company will be obligated to provide funds to make payment upon any Beneficial Owner's tender in a remarketing.

         Although tendered Remarketed Notes will be subject to purchase by the Remarketing Agent in a remarketing, the Remarketing Agent will not be obligated to purchase any such Remarketed Notes.

         The remarketing procedures set forth above will apply to all Remarketed Notes except to the extent otherwise indicated in the applicable Pricing Supplement for such Remarketed Notes. The settlement and remarketing procedures described above, including the notice provisions and provisions for payment by purchasers of tendered Remarketed Notes or for payment to selling Beneficial Owners of tendered Remarketed Notes, may be modified to the extent required by the Depositary. In addition, the Remarketing Agent may, in accordance with the terms of the Remarketed Notes, modify the settlement and remarketing procedures set forth above in order to facilitate the settlement and remarketing process.

         FAILED REMARKETING. Unless otherwise provided in the applicable Pricing Supplement, any Remarketed Notes not successfully remarketed will be purchased by the Company. By 12:15 p.m., New York City time, on any Interest Rate Adjustment Date, the Remarketing Agent for such Remarketed Notes will notify the Trustee and the Company by telephone, confirmed in writing (which includes facsimile or appropriate electronic media), of the principal amount of Remarketed Notes that such Remarketing Agent was unable to remarket on such date. Payment of the principal amount of unremarketed Remarketed Notes by the Company and payment of accrued and unpaid interest, if any, by the Company, shall be made by deposit of same-day funds with the Trustee by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. See "--Purchase and Redemption of Remarket Notes" below.

         Purchase and Redemption of Remarketed Notes

         SPECIAL MANDATORY PURCHASE. Remarketed Notes which have not been remarketed by 12:15 p.m., New York City time, on an Interest Rate Adjustment Date for such Remarketed Notes will be purchased by the Company pursuant to the Special Mandatory Purchase Right. In such event the Company will deposit same day funds with the Trustee irrevocably in trust for the benefit of the Beneficial Owners of Remarketed Notes subject to Special Mandatory Purchase by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. Such funds shall be in an amount sufficient to pay 100% of the principal amount of and accrued and unpaid interest, if any, on such Remarketed Notes. Such Remarketed Notes will remain outstanding and enjoy the benefits of the applicable Indenture until such time as the Company delivers certificates for the Remarketed Notes to the Trustee for cancellation or otherwise instructs the Trustee to reflect on its records that such funds have been paid in full and to cancel such Remarketed Notes. With respect to any portion of a Remarketed Note purchased pursuant to the Special Mandatory Purchase and remaining outstanding, the Company will provide the Trustee with such instructions and other information as the Trustee may require for settlement purposes.

         Failure by the Company to purchase Remarketed Notes after written notice of a failed remarketing by the Remarketing Agent on behalf of the Beneficial Owners of such Remarketed Notes in the manner provided in the Remarketed Notes will constitute an Event of Default under the applicable Indenture in which event the date of such failure shall constitute a date of Maturity for such Remarketed Notes and the principal thereof may be declared due and payable in the manner and with the effect provided in the applicable Indenture.

         REDEMPTION WHILE REMARKETED NOTES ARE IN THE INITIAL RATE PERIOD. During the Initial Interest Rate Period for any Remarketed Notes, such Remarketed Notes will be subject to redemption only to the extent provided, and upon the terms set forth, in the applicable Pricing Supplement.

         OPTIONAL REDEMPTION ON ANY INTEREST RATE ADJUSTMENT DATE. Notwithstanding any provision to the contrary in the applicable Indenture, each Remarketed Note will be subject to redemption at the option of the Company without notice to the holder thereof on any Interest Rate Adjustment Date therefor at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, to such date.

         REDEMPTION WHILE REMARKETED NOTES ARE IN THE LONG TERM RATE MODE. Unless otherwise provided in the applicable Pricing Supplement, any Remarketed Notes in the Long Term Rate Mode are subject to redemption at the option of the Company at the times and upon the terms specified at the time of conversion to such Long Term Rate Mode.

         ALLOCATION. Except in the case of a Special Mandatory Purchase, if the Remarketed Notes are to be redeemed in part, and as long as the Depositary's nominee holds the certificates representing any Remarketed Notes, the Depositary, after receiving notice of redemption specifying the aggregate principal amount of Remarketed Notes to be so redeemed, will determine by lot (or otherwise in accordance with the procedures of the Depositary) the principal amount of such Remarketed Notes to be redeemed from the account of each Participant. After making its determination as described above, the Depositary will give notice of such determination to each Participant from whose account such Remarketed Notes are to be redeemed. Each such Participant, upon receipt of such notices will in turn determine the principal amount of Remarketed Notes to be redeemed from the accounts of the Beneficial Owners of such Remarketed Notes for which it serves as Participant, and give notice of such determination to the Remarketing Agent.

         OPTIONAL REPAYMENT WHILE REMARKETED NOTES ARE IN THE INITIAL INTEREST RATE PERIOD OR IN THE LONG TERM RATE MODE. During the Initial Interest Rate Period, Remarketed Notes will be subject to repayment at the option of the Holders thereof only to the extent provided, and upon the terms set forth, in the applicable Pricing Supplement. Thereafter, any Remarketed Notes in the Long Term Rate Mode will be subject to repayment at the option of the Holder thereof at the time specified at the time of conversion to such Long Term Rate Mode. Notwithstanding the foregoing, for any Remarketed Note to be repaid at the option of the Holder thereof, a duly completed election form must be received by the Trustee and delivered to the Company not later than fifteen (15) Business Days prior to the next succeeding Interest Rate Adjustment Date for such Remarketed Note. Any Remarketed Note for which the duly completed election form is not so received and delivered by such date will not be repaid by the Company at the option of the Holder thereof but will be subject to remarketing on such next succeeding Interest Rate Adjustment Date as otherwise described herein.

         The Remarketing Agreement

         The Company and each Remarketing Agent for Remarketed Notes will enter into a Remarketing Agreement. The summaries below are summaries of certain provisions of the form of Remarketing Agreement and do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Remarketing Agreement.

         FEES AND EXPENSES. For its services in determining the interest rate and remarketing Remarketed Notes, the Remarketing Agent will receive from the Company a fee to be determined in accordance with the Remarketing Agreement. The Remarketing Agent may pay to selected broker-dealers a portion of any fees it receives from the Company for its services as Remarketing Agent reflecting Remarketed Notes sold through such broker-dealers to purchasers in remarketings.

         INDEMNIFICATION OF REMARKETING AGENT. The Company will agree to indemnify the Remarketing Agent against certain liabilities, including liabilities under the Securities Act of 1933 arising out of or in connection with its duties under the Remarketing Agreement.

         CONDITIONS TO THE REMARKETING AGENT'S OBLIGATIONS. The obligation of the Remarketing Agent to remarket Remarketed Notes and perform its other obligations under the Remarketing Agreement are subject to certain conditions, including (a) the accuracy of certain representations and warranties by the Company and the performance by the Company of its obligations and agreements set forth in the Remarketing Agreement and in the Distribution Agreement relating to the initial sale of such Remarketed Notes; (b) none of the following events shall exist at the time the Remarketing Agent's performance is required: (i) all of the Remarketed Notes for which the Remarketing Agent is responsible shall have been called for redemption, tendered for repayment or purchased pursuant to a Special Mandatory Purchase; (ii) without the prior written consent of the Remarketing Agent, the applicable Indenture or the Remarketed Notes shall have been amended in any manner, or otherwise contain any provision not contained therein as of their dates, that in the reasonable opinion of the Remarketing Agent materially changes the nature of the Remarketed Notes or remarketing procedures; (iii) a suspension or material limitation in trading in securities generally on the American Stock Exchange or the New York Stock Exchange or the suspension of trading of the Company's securities on any exchange shall have occurred or a banking moratorium shall have been declared by federal or New York authorities; (iv) any outbreak or escalation of major hostilities, any declaration of war by Congress or any other substantial calamity or emergency shall have occurred; or (v) a material adverse change or any development which could reasonably be expected to result in a material adverse change in the financial condition, results of operations or business affairs of the Company and its subsidiaries considered as one enterprise shall have occurred; and (c) between the time at which the interest rate on any Remarketed Note is established and the time at which payment therefor is to be made, the rating of the Remarketed Notes shall not have been downgraded or put on Credit Watch or Watch List with negative implications or withdrawn by a national rating service, the effect of which, in the opinion of the Remarketing Agent, is to affect materially and adversely the market price of the Remarketed Notes or the Remarketing Agent's ability to remarket the Remarketed Notes.

         REMOVAL OF THE REMARKETING AGENT. The Remarketing Agreement will provide that the Company may in its absolute discretion remove any Remarketing Agent by giving at least 30 days prior notice to such Remarketing Agent, the Trustee and the other Remarketing Agents; provided, however, that if (i) such removed Remarketing Agent shall then be the sole Remarketing Agent or (ii) all of the remaining Remarketing Agents elect to resign or are removed within one week of delivery of such notice, then, except as provided in the following sentence, no such removal shall become effective until the Company shall have appointed a successor to perform the services of the Remarketing Agent under the Remarketing Agreement. In such case, the Company will use its best efforts to appoint a successor Remarketing Agent as soon as reasonably practicable; provided, however, that, if the Company has not so appointed a successor Remarketing Agent within 90 days of delivery of such notice, the Remarketing Agreement shall automatically terminate on such 90th day at 5:00 p.m., New York time.

         RESIGNATION OF THE REMARKETING AGENT. The Remarketing Agreement will also provide that a Remarketing Agent may resign at any time as Remarketing Agent, such resignation to be effective 30 days after the delivery to the Company, the Trustee and the other Remarketing Agents of notice of such resignation; provided, however, that if (i) such resigning Remarketing Agent shall then be the sole Remarketing Agent or (ii) all of the remaining Remarketing Agents elect to resign or are removed within one week of delivery of such notice, then, except as provided in the following sentence no such resignation shall become effective until the Company shall have appointed at least one successor to perform the services of the Remarketing Agent under the Remarketing Agreement. In such case, the Company will use its best efforts to appoint a successor Remarketing Agent as soon as reasonably practicable; provided, however, that, if the Company has not so appointed a successor Remarketing Agent within 90 days of delivery of such notice, the Remarketing Agreement shall automatically terminate on such 90th day at 5:00 p.m., New York time. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Agent. In certain circumstances, including upon the occurrence of any events described in clause (b) or clause (c) under "--Conditions to the Remarketing Agent's Obligations" above, a Remarketing Agent may resign effective immediately upon giving notice to the Company, the Trustee and the other Remarketing Agents.


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

         As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate whose income is subject to United States federal income tax regardless of its source,
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
(v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding clause (iv), to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered U.S. Holders. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

         PAYMENTS OF INTEREST. Except as provided below, payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

         ORIGINAL ISSUE DISCOUNT NOTES. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Original Issue Discount Notes"). Original Issue Discount Notes generally will include Discount Notes other than Discount Notes with a fixed maturity of one year or less and, depending on their maturity dates and payment terms, may include Fixed Rate Notes, Amortizing Notes and Remarketed Notes. The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

         For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Note). Unless issued at a discount, Remarketed Notes will not be considered Original Issue Discount Notes. For purposes of determining whether Remarketed Notes are issued with original issue discount that exceeds the de minimis amount, although the matter is not free from doubt, the Company intends to treat Remarketed Notes as maturing at the end of the Initial Interest Rate Period. The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold to the public (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

         Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note, other than Notes with a fixed maturity of one year or less, must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount Note is the sum of the daily portions of original issue discount with respect to such Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount Note. The "daily portion" of original issue discount on any Original Issue Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods (disregarding any reduction on account of acquisition premium, described below) minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. The "yield to maturity" of an Original Issue Discount Note is the interest rate that, when used in computing the present value of all payments to be made on such note, produces an amount equal to the issue price of the Original Issue Discount Note. Solely for purposes of calculating the accrual of original issue discount, Remarketed Notes will be treated as maturing on the last day of the Initial Interest Rate Period for an amount equal to the reset value and reissued on the following day for an amount equal to the reset value. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

         A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

         VARIABLE NOTES. Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

         A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum stated interest rate (i.e., a cap) or a minimum stated interest rate (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note or certain other exceptions are satisfied. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

         If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations and if the interest on such Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

         In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.


         Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

         If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. Final regulations concerning the proper United States Federal income tax treatment of contingent payment debt instruments (the "CPDI Regulations") generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule, whether or not the amount of any payment is fixed or determinable in the taxable year. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of contingent payment debt instruments that have contingent payments remaining on their projected payment schedule will be treated as ordinary interest income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement.

         MARKET DISCOUNT. If a U.S. Holder purchases a Note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

         Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of a constant interest rate.

         A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

         PREMIUM. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

         DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note is held for more than twelve months. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

         Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

         Holders of Remarketed Notes who tender their Notes automatically on an Interest Rate Adjustment Date and who repurchase their Notes in the remarketing should consult their own tax advisors regarding the tax consequences of the tender and the repurchase.

         U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

         Any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

NON-U.S. HOLDERS

         A non-U.S. Holder generally will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

         A non-U.S. Holder that is not exempt from tax under these rules will be subject to United States Federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States Federal income tax on net income that applies to United States persons generally. Effectively connected interest received by a corporate non- U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Such effectively connected interest is not subject to withholding tax if the non-U.S. Holder delivers to the payor a withholding certificate stating that the income is effectively connected with a U.S.
trade or business.

         Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") and providing alternative methods for establishing exemptions from withholding on payments to foreign persons were issued by the Treasury Department on October 6, 1997. The New Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective Non-U.S. Holders are strongly urged to consult their own tax advisors with respect to the New Withholding Regulations.

         Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

         The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

         Non-U.S. Holders should consult applicable income tax treaties, which may include different rules, subject to compliance with certain requirements to document entitlement to treaty benefits.

BACKUP WITHHOLDING

         Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

         In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or
(ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

         Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.


                              PLAN OF DISTRIBUTION

         The Notes are being offered on a continuing basis for sale by the Company to or through First Chicago Capital Markets, Inc., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, NationsBanc Montgomery Securities LLC and Warburg Dillon Read LLC (the "Agents"). The Agents may purchase Notes, as principal, from the Company from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the Agents or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by the Company and any Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to such Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity (or Initial Interest Rate Period, in the case of Remarketed Notes), sold through such Agent as an agent of the Company. Commissions with respect to Notes with stated maturities (or an Initial Interest Rate Period, in the case of Remarketed Notes) in excess of 30 years that are sold through the Agents as agents of the Company will be negotiated between the Company and the Agents at the time of such sale.

         Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. The Agent may sell Notes it has purchased from the Company as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with such purchase. The Agent may allow, and such dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

         The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with the Company or through an Agent). Such Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

         Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in U.S. dollars in The City of New York on the date of settlement. See "Description of Notes--General."

         Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

         In connection with an offering of Notes purchased by an Agent as principal on a fixed offering price basis, such Agent will be permitted to engage in certain transactions that stabilize the price of Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agent creates a short position in Notes, i.e., if it sells Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

         Neither the Company nor any Agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither the Company nor any Agent makes any representation that such Agent will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

         The Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain other expenses.

         In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with the Company and certain of its affiliates. First Chicago Capital Markets, Inc. is an affiliate of The First National Bank of Chicago and Bank One, Texas, N.A. and NationsBanc Montgomery Securities LLC is a subsidiary of BankAmerica Corporation. Each banking affiliate has several credit facilities in place with the Company and may receive their proportionate share of the proceeds from the sale of the Notes should the Company use the proceeds to repay these particular credit facilities. The offering of the Notes will be conducted in accordance with Rule 2710(c)(8) of the Rules of Conduct of the National Association of Securities Dealers, Inc.

         From time to time, the Company may issue and sell other Debt Securities described in the accompanying Prospectus, and the amount of Notes offered hereby is subject to reduction as a result of such sales.

                                 LEGAL OPINIONS

         Raymond G. Smerge, Esq., our Executive Vice President, Chief Legal Officer and Secretary, will issue an opinion about the legality of the offered securities for us. Certain legal matters in connection with the offered securities will be passed upon for us by Thompson & Knight, P.C., Dallas, Texas, our special counsel. Certain legal matters in connection with the sale of the Notes offered hereby will be passed upon for the Agents by Milbank, Tweed, Hadley & McCloy, New York, New York.

PROSPECTUS


                                 [CENTEX LOGO]


                                  $200,000,000

                                 DEBT SECURITIES


                               CENTEX CORPORATION

                            2728 North Harwood Street
                               Dallas, Texas 75201
                                 (214) 981-5000


                         ------------------------------



         We may offer unsecured general obligations of our company in the form of either senior or subordinated debt. Senior debt includes our notes, debt and guarantees, which are for money borrowed and not subordinated. Subordinated debt, designated at the time it is issued, is entitled to interest and principal payments after the senior debt payments.

         We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the supplements carefully before you invest.


                         ------------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                         ------------------------------

                The date of this Prospectus is October 21, 1998.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

         We are complying with the SEC's plain English program. This is an initiative launched by the SEC to make prospectuses and other information more understandable to the general investor. To see more detail, you should read the exhibits filed with this registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

         o Joint Annual Report on Form 10-K of Centex 3333 Holding Corporation and Centex Development Company, L.P. for the year ended March 31, 1998; and

         o Joint Quarterly Report on Form 10-Q of Centex 3333 Holding Corporation and Centex Development Company, L.P. for the quarter ended June 30, 1998.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

         Corporate Secretary
         Centex Corporation
         2728 North Harwood Street
         Dallas, Texas 75201
         (214) 981-5000

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         We make forward-looking statements in this document, and in our public documents to which we refer, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of our company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you purchase securities. These possible events or factors include the following:

          o        changes in interest rates;

          o        business conditions;

          o growth in home building, investment real estate, financial services, construction products and contracting and construction services industries in the local markets where we conduct business;

          o        pending litigation; and

          o competitive factors, governmental regulation and the cost and availability of raw materials.

                                   THE COMPANY

         Centex Corporation is one of the nation's largest home builders, mortgage lenders and general building contractors. We currently operate in five principal business segments: Home Building, Investment Real Estate, Financial Services, Construction Products and Contracting and Construction Services. The Home Building business has expanded to include both Conventional Homes and Manufactured Homes. The Conventional Homes operations currently involve the construction and sale of single-family homes, town homes and low-rise condominiums and also include the purchase and development of land. In March 1997, we entered into the Manufactured Homes business when we acquired approximately 80% of the common stock of Cavco Industries, Inc. Manufactured Homes operations include the manufacture of quality residential and park model homes and their sale through company-owned retail outlets and a network of independent dealers. Investment Real Estate operations involve the acquisition, development and sale of land, the development of industrial, office, retail and other commercial projects and apartment complexes. Through our Financial Services operations, we offer financing of conventional and manufactured homes, home equity and sub-prime lending and the sale of title and other insurance coverages. These activities include mortgage origination and other related services for homes sold by our subsidiaries and by others. We also manufacture cement, gypsum wallboard and ready-mix concrete for distribution and sale through our Construction Products operations. Contracting and Construction Services activities involve the construction of buildings for both private and government interests, including office, commercial and industrial buildings, hospitals, hotels, museums, libraries, airport facilities and educational facilities. In April 1994, our construction products subsidiary, Centex Construction Products, Inc. ("CXP"), completed an initial public offering of 51% of its common stock. Principally as a result of stock repurchases by CXP, our ownership interest in CXP was 56.4% as of June 30, 1998.

         Our principal executive office is located at 2728 N. Harwood Street, Dallas, Texas 75201, and our telephone number is (214) 981-5000.


                                 USE OF PROCEEDS

         Except as otherwise provided in the related Prospectus Supplement, the net proceeds from the sale of the offered securities will be used for general corporate purposes, and substantially all of the proceeds initially will be used to repay short-term notes payable to banks and commercial paper borrowings.


                       RATIO OF EARNINGS TO FIXED CHARGES


                                                      THREE MONTHS
                                                     ENDED JUNE 30,          FISCAL YEARS ENDED MARCH 31,
                                                    ---------------   ------------------------------------------
                                                     1998     1997     1998     1997     1996     1995     1994
                                                    ------   ------   ------   ------   ------   ------   ------
Centex (excluding financial services and
         savings and loan operations)........        10.89x   6.10x    5.86x    4.4 x    2.56x    4.57x    2.80x
Total enterprise ............................         3.58x   3.29x    3.69x    3.28x    2.17x    3.23x    2.77x

         These computations include Centex Corporation, and except as otherwise noted, our subsidiaries, and 50% or less owned companies. For these ratios, "earnings" is determined by adding "fixed charges" (excluding interest capitalized), income taxes, minority common stockholders' equity in net income and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20% but less than 50% stock is owned. For this purpose, "fixed charges" consists of (i) interest on all debt and amortization of debt discount and expense, (ii) interest capitalized, and (iii) an interest factor attributable to rentals.

                       SUMMARY OF SELECTED FINANCIAL DATA

         In the table below, we provide you with selected historical consolidated financial data of Centex Corporation. We prepared this information using the consolidated financial statements of Centex Corporation for each of the fiscal years in the five-year period ended March 31, 1998, as well as for the three-month periods ended June 30, 1998 and 1997. The financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended March 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants. The financial statements for the three-month period ended June 30, 1998 and 1997 have not been audited.

         When you read this selected historical consolidated financial data, you should also read the historical financial statements and accompanying Notes that Centex Corporation has included in its joint annual report on Form 10-K for the year ended March 31, 1998 and its joint quarterly report on Form 10-Q for the three months ended June 30, 1998. (You can obtain these reports by following the instructions we provide under "Where You Can Find More Information" on page 2.)


                                     THREE MONTHS ENDED
                                       JUNE 30,                                FISCAL YEARS ENDED MARCH 31,
                                 -------------------------  -----------------------------------------------------------------
                                      1998         1997          1998         1997         1996          1995          1994
                                                                     (DOLLARS IN THOUSANDS)
Revenues (1)...................  $ 1,110,606  $   861,375   $ 3,975,450   $ 3,784,991  $ 3,102,987  $ 3,277,504   $ 3,039,709
Net earnings (2)...............       48,161       27,010       144,806       106,563       53,365       92,248        85,162
Total assets...................    3,854,893    2,836,826     3,416,219     2,678,829    2,336,966    2,049,698     2,580,356
Total long-term debt,
   including debentures (3)....      208,431      240,530       237,715       236,769      321,002      222,530       222,832
Total debt (3).................      475,877      400,530       311,538       283,769      408,253      427,381       429,470
Deferred income tax (asset)
   liability (3)...............     (124,398)    (192,869)     (144,090)     (195,983)      16,085       27,795        35,088
Stockholders' equity...........    1,034,460      866,942       991,172       835,777      772,836      668,227       668,659
Total debt as a percent of total
   capitalization (total debt,
   deferred income tax liability,
   negative goodwill, minority
   interest and stockholders'
   equity) (3).................         27.4%        26.8%         20.3%         20.9%        35.6%        38.0%         37.9%

-------------------------------

(1) As a result of CXP's repurchases of its own stock during the June 30, 1996 quarter, Centex's ownership interest in CXP increased to more than 50% (and principally as a result of additional repurchases by CXP, 56.4% as of June 30, 1998). Accordingly, beginning with the quarter ended June 30, 1996, CXP's financial results have been consolidated with those of Centex and are reflected in Centex's revenues and earnings. Had CXP's revenues been consolidated for the years ended March 31, 1996, 1995 and 1994, Centex's consolidated revenues for those years would have increased by $222,594, $194,313 and $166,826, respectively.
(2) Net earnings for the fiscal year ended March 31, 1995 include a nonrecurring gain of $37.5 million realized in connection with an initial public offering of 51% of CXP's common stock.
(3) Excludes debt and deferred income taxes of the financial services subsidiaries and discontinued savings and loan operations. Reference is made to Note 6 under "Capitalization" in the accompanying Prospectus Supplement and to the consolidated balance sheet and Note (A) to Centex's Consolidated Financial Statements incorporated by reference in the joint annual report on Form 10-K of Centex for the year ended March 31, 1998, which annual report on Form 10-K is incorporated by reference.

                         DESCRIPTION OF DEBT SECURITIES

      The Debt Securities will be our direct unsecured general obligations. The Debt Securities will be either senior debt securities or subordinated debt securities. The Debt Securities will be issued under one or more separate indentures between us and Chase Bank of Texas, National Association (successor to Texas Commerce Bank, National Association) as Trustee. Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together the Senior Indentures and the Subordinated Indentures are called "Indentures." As used in this section of the Prospectus, unless the context otherwise requires, "debt securities" in lower case letters shall mean all debt securities issued or issuable, as the case may be, under the respective Indentures, and "Debt Securities" with initial capital letters shall mean the Debt Securities covered by this Prospectus and any accompanying Prospectus Supplement.

      We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Capitalized terms used in the following summary have the meanings specified in the Indentures unless otherwise defined below.

GENERAL

      Because we are a holding company that conducts all of our operations through our subsidiaries, holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. All of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of June 30, 1998, our subsidiaries had approximately $1.3 billion of outstanding debt. Moreover, our ability to pay principal and interest on the Debt Securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. The Indentures under which the Debt Securities are to be issued do not contain any limitation on our ability to incur additional debt or on our subsidiaries' ability to incur additional debt to us or to unaffiliated third parties. In addition, we borrow funds and lend funds to our subsidiaries from time to time to manage our working capital needs. Our indebtedness to our subsidiaries will rank equally in right of payment to Senior Debt Securities and senior in right of payment to Subordinated Debt Securities.

      A prospectus supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

      o      The title, type and amount of the Debt Securities;

      o      The total principal amount and priority of the Debt Securities;

      o The percentage of the principal amount at which the Debt Securities will be issued and any payments due if the maturity of the Debt Securities is accelerated;

      o The dates on which the principal of the Debt Securities will be payable;

      o The interest rate which the Debt Securities will bear and the interest payment dates for the Debt Securities;

      o      Any optional redemption periods;

      o Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

      o Any provisions granting special rights to holders when a specified event occurs;

      o      Any changes to or additional Events of Defaults or covenants;

      o Any special tax implications of the Debt Securities, including provisions for Original Issue Discount Securities, if offered; and

      o      Any other terms of the Debt Securities.

      None of the Indentures limits the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

      Debt Securities of a series may be issued in registered, bearer, coupon or global form.

COVENANTS

      Under the Indentures, we will:

      o pay the principal, interest and any premium on the Debt Securities when due;

      o      maintain a place of payment;

      o deliver a report to the Trustee at the end of each fiscal year reviewing our obligations under the Indentures; and

      o deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

PAYMENT AND TRANSFER

      Unless we designate otherwise, we will pay principal, interest and any premium on fully registered securities in Dallas, Texas. We will make payments by check mailed to the persons in whose names the Debt Securities are registered on days specified in the Indentures or any prospectus supplement. We will make Debt Securities payments in other forms at a place we designate and specify in a prospectus supplement. You may transfer or exchange fully registered securities at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without having to pay any service charge except for any tax or governmental charge. (Sections 2.04, 2.06 and 5.02)

SENIOR DEBT SECURITIES

      Generally speaking, Senior Debt Securities will rank equally with all of our other Senior Debt and unsubordinated debt. As of June 30, 1998, the total amount of our debt that would rank equally with Senior Debt Securities was approximately $553.1 million, including approximately $285.6 million of debt to our subsidiaries. All series of Senior Debt Securities issued under the Senior Indenture will rank equally in right of payment with each other and with such senior notes. Any additional senior debt securities would rank equally in right of payment with the Senior Debt Securities offered hereby. Further, the Senior Indenture does not prohibit us from issuing additional debt securities that may rank equally in right of payment to the Senior Debt Securities.

      Any Senior Debt Securities offered pursuant to the Senior Indenture will be senior in right of payment to our $100,000,000 of 8.75% subordinated notes due March 1, 2007 and $100,000,000 of 7-3/8% subordinated notes due June 1, 2005, all issued under the Subordinated Indenture.

      "Senior Debt" is defined to include all notes or other unsecured evidences of indebtedness including guarantees of Centex for money borrowed by us, not expressed to be subordinate or junior in right of payment to any other indebtedness of Centex.

SUBORDINATED DEBT SECURITIES

      The Subordinated Debt Securities will have a junior position to all of our Senior Debt. Under the Subordinated Indenture, payment of the principal, interest and any premium on the Subordinated Debt Securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. The Subordinated Indenture provides that no payment of principal, interest and any premium on the Subordinated Debt Securities may be made in the event:

      o of any insolvency, bankruptcy or similar proceeding involving us or our property, or

      o we fail to pay the principal, interest, any premium or any other amounts on any Senior Debt when due.

      The Subordinated Indenture will not limit the amount of Senior Debt that we may incur.

      The Subordinated Indenture provides that the Subordinated Debt Securities are equal in priority to a $2,100,000 convertible subordinated note due in the year 2000, are entitled to similar rights of subrogation and are otherwise not superior in right of payment to such note. (Subordinated Indenture Section 3.02.) All series of Subordinated Debt Securities as well as other series of subordinated debt securities issued under the Subordinated Indenture, including our $100,000,000 8.75% subordinated notes due March 1, 2007 and our $100,000,000
7-3/8% subordinated notes due June 1, 2005, will rank equally with each other in right of payment.

      Except as discussed below, the Subordinated Indenture prohibits us from making any payment of principal of or premium, if any, or interest on, or sinking fund requirements for, the Subordinated Debt Securities during the continuance of any default in respect of certain Senior Debt or any default under any agreement pursuant to which the Senior Debt was issued beyond the period of grace, unless and until such default on the Senior Debt is cured or waived. (Subordinated Indenture Section 3.02.)

      Except as discussed below, upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding relative to us, our creditors or our property, the holders of all Senior Debt will first be entitled to receive payment in full of the principal thereof and premium, if any, and interest due thereon before the holders of the Subordinated Debt Securities are entitled to receive any payment of the principal of and premium, if any, or interest on the Subordinated Debt Securities. (Subordinated Indenture Section 3.02.) Because of this subordination, if we become insolvent, our creditors who are not holders of Senior Debt or of the Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt but may recover more, ratably, than holders of the Subordinated Debt Securities.

GLOBAL CERTIFICATES

      The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depository identified in a prospectus supplement.

      The specific terms of the depository arrangements with respect to any Debt Securities of a series will be described in a prospectus supplement.

      Unless otherwise specified in a prospectus supplement, Debt Securities issued in the form of a global certificate to be deposited with a Depository will be represented by a global certificate registered in the name of the Depository or its nominee. Upon the issuance of a global certificate in registered form, the Depository for the global certificate will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by the global certificate to the accounts of institutions that have accounts with the Depository or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of the Debt Securities, or by us if the Debt Securities are offered and sold directly by us. Ownership of beneficial interests in a global certificate will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global certificate will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for the global certificate.

Ownership of beneficial interests in a global certificate by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global certificate.

      So long as the Depository for a global certificate in registered form, or its nominee, is the registered owner of the global certificate, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities of the series represented by the global certificate for all purposes under the Indentures. Except as set forth below, owners of beneficial interests in a global certificate will not be entitled to have Debt Securities of the series represented by the global certificate registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form, and will not be considered the owners or holders of the global certificate under the applicable Indenture.

      Payment of principal of, premium, if any, and any interest on Debt Securities of a series registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of a global certificate representing the Debt Securities. None of Centex, the Trustee, any Paying Agent, or the applicable Debt Security Registrar for the Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that the Depository for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global certificate, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of the Depository. We also expect that payments by participants to owners of beneficial interests in a global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and such payments will be the responsibility of the participants. However, we have no control over the practices of the Depository and/or the participants and there can be no assurance that these practices will not be changed.

      Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the Depository.

      Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York will act as Depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by The Depository Trust Company and its participants.

EVENTS OF DEFAULT

      "Event of Default" when used in an Indenture will mean any of the following:

      o failure to pay the principal or any premium on any Debt Security when due;

      o      failure to deposit any sinking fund payment when due;

      o      failure to pay interest on any Debt Security for 30 days;

      o failure to perform any other covenant in the Indenture that continues for 60 days after being given written notice;

      o certain events in bankruptcy, insolvency or reorganization of Centex; or

      o any other Event of Default included in any Indenture or supplemental indenture. (Section 7.01.)

      An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under an Indenture. The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

      If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the Debt Securities of the series may declare the entire principal of that series due and payable immediately. (Section 7.01.) If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 7.01.) The Trustee will not be charged with knowledge of any Event of Default other than our failure to make principal and interest payments unless actual written notice is received by the Trustee. (Section 7.01.)

      The Indentures limit the right to institute legal proceedings. No holder of any Debt Securities will have the right to bring a claim under an Indenture unless (i) the holder has given written notice of default to the Trustee; (ii) the holders of not less than 25% of the aggregate principal amount of Debt Securities of such series shall have made a written request to the Trustee to bring the claim and furnished the Trustee such reasonable indemnification as it may require; (iii) the Trustee has not commenced such action within 60 days of receipt of such notice and indemnification; and (iv) no direction inconsistent with such request has been given to the Trustee by the holders of not less than a majority of the aggregate principal amount of the Debt Securities of the series then outstanding. Subject to applicable law and any applicable subordination provisions, the holders of Debt Securities may enforce payment of the principal of or premium, if any, or interest on their Debt Securities. No holder of Debt Securities of a particular series has the right to prejudice the rights or obtain priority or preference over the rights of any other holder of Debt Securities of such series. (Section 7.04.)

      The holders of a majority in aggregate principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any power conferred on the Trustee, provided, however, that the Trustee may decline to follow such direction if, being advised by counsel, the Trustee determines that the action is not lawful, or if the Trustee in good faith determines that the action would unduly prejudice the holders of the Debt Securities not taking part in the action or would impose personal liability on the Trustee. (Section 7.06.)

      Each Indenture provides that, in case an Event of Default in respect of a particular series of Debt Securities has occurred, the Trustee is to use the degree of care of a prudent man in the conduct of his own affairs. (Section 8.01.) Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or power under the Indenture at the request of any of the holders of the Debt Securities of such series unless they have furnished to the Trustee reasonable security or indemnity. (Section 8.02.)

      We will be required to furnish to the Trustee an annual statement as to the fulfillment by Centex of all of our obligations under the relevant Indenture. (Section 5.06.)

DEFEASANCE

      We will be discharged from our obligations on the Debt Securities of any series at any time we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of the series. If this happens, the holders of the Debt Securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of destroyed, lost, stolen or mutilated Debt Securities.
(Section 13.01.)

      Under Federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related Debt Securities. Each holder might be required to recognize a gain or loss equal to the difference between the holder's cost or other tax basis for the Debt Securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includible without the discharge. We urge you to consult your tax adviser as to the consequences of a discharge, including the applicability and effect of tax laws other than the Federal income tax law.

CONSOLIDATION, MERGER OR SALE

      Each Indenture generally permits us to consolidate or merge with another corporation. The Indentures also permit us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indentures.

      However, we will only consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indentures. The remaining or acquiring corporation will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. Thereafter, the successor corporation may exercise our rights and powers under any Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board or officers of the successor corporation. (Article Twelve.)

MODIFICATION OF THE INDENTURES

      Under each Indenture, we may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. We cannot, however, modify the principal or interest payment terms, or reduce the percentage required for modification, against any holder without its consent. We may also enter into supplemental indentures with the Trustee, without obtaining the consent of the holders of any series of debt securities, to cure any ambiguity or to correct or supplement any provision of an Indenture or any supplemental indenture which may be defective or inconsistent with any other provision, to pledge any property to or with the Trustee or to make any other provisions with respect to matters or questions arising under the Indentures, provided that such action does not adversely affect the interests of the holders of the debt securities. We may also enter into supplemental indentures without the consent of holders of any series of debt securities to set forth the terms of additional series of debt securities, to evidence the succession of another person to our obligations under the Indenture or to add to our covenants. (Article Eleven.)

CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

      Each Indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every time we ask the Trustee to take action under such Indenture, we must provide a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with. (Section 15.07.)

REPORT TO HOLDERS OF DEBT SECURITIES

      We will provide audited financial statements annually to holders of debt securities. (Section 6.03.) The Trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the Trustee's eligibility to serve as such, the priority of the Trustee's claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the debt securities.

THE TRUSTEE

      Chase Bank of Texas, National Association, whose Corporate Trust Office is located at 2200 Ross Avenue, Fifth Floor, Dallas, Texas 75201, will be the Trustee under the Subordinated Indenture and the Senior Indenture. Chase Bank of Texas, National Association also serves as Trustee with respect to our $100,000,000 8.75% subordinated notes due March 1, 2007 and our $100,000,000
7-3/8% subordinated notes due June 1, 2005, all previously issued under the Subordinated Indenture, as supplemented by a Subordinated Indenture Supplement dated as of March 12, 1987 and a Subordinated Indenture Supplement dated as of June 9, 1995, respectively.

      Pursuant to applicable provisions of the Indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of Senior Debt Securities will force the Trustee to resign as trustee under either the Subordinated Indenture or the Senior Indenture. Likewise, any uncured Event of Default with respect to any series of Subordinated Debt Securities will force the Trustee to resign as trustee under either the Senior Indenture or the Subordinated Indenture. Any resignation requires the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions.

      Centex and its affiliates maintain other banking relationships in the ordinary course of business with the Trustee and its affiliates.

      The Trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series. (Section 8.10.)

      Each Indenture contains certain limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (Section 8.13.)


                              PLAN OF DISTRIBUTION

      We may sell the offered securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

BY AGENTS

      Offered securities may be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

      If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

      Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

      Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

         Raymond G. Smerge, Esq., our Executive Vice President, Chief Legal Officer and Secretary, will issue an opinion about the legality of the offered securities for us. Certain legal matters in connection with the offered securities will be passed upon for us by Thompson & Knight, P.C., Dallas, Texas, our special counsel. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                     EXPERTS

      Arthur Andersen LLP, independent accountants, audited our financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference herein in reliance upon the authority of Arthur Andersen as experts in accounting and auditing in giving the report.

===============================================================================
      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER.





                                 [CENTEX LOGO]




                                  $135,000,000


                       SENIOR MEDIUM-TERM NOTES, SERIES A
                    SUBORDINATED MEDIUM-TERM NOTES, SERIES A
                       DUE NINE MONTHS FROM DATE OF ISSUE



                         ------------------------------


                              Prospectus Supplement

                         ------------------------------



                       FIRST CHICAGO CAPITAL MARKETS, INC.
                           CREDIT SUISSE FIRST BOSTON
                           MORGAN STANLEY DEAN WITTER
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                             WARBURG DILLON READ LLC




                                NOVEMBER 13, 1998
===============================================================================